Exhibit 2.9

AGREEMENT

THIS AGREEMENT made and entered into as of this 25th day of September, 2009 by and between P. Jan Cannon (“CANNON”) and The Beard Company (“BEARD”), collectively hereafter referred to as the “PARTIES”.

WHEREAS, BEARD has advanced funds in the amount of $441,108.62 to CANNON to enable CANNON to meet Geohedral LLC’s 2009 Round #1Cash Call with the understanding that CANNON would then immediately assign the Membership Units acquired thereby to BEARD; and

WHEREAS, CANNON has assigned Certificate No. 117 to BEARD effective as of this date; and

WHEREAS, it was further agreed between the PARTIES that CANNON would assign his $441,108.62 capital account in Geohedral LLC to BEARD in full satisfaction of the funds advanced to him by BEARD in connection with the transaction and is fully relieved of any liabilities therefore.

NOW THEREFORE, BE IT AGREED BETWEEN THE PARTIES that a copy of this Agreement shall be furnished to Geohedral LLC so that a proper accounting of the transaction can be made in Geohedral’s records.

IN WITNESS WHEREOF, the PARTIES have executed this Agreement effective as of the above date.

             CANNON:

             /s/  P. Jan Cannon
             P. Jan Cannon

             BEARD:

             THE BEARD COMPANY

             By  /s/  Herb Mee, Jr.
             Herb Mee, Jr., President